UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                           Commission File Number: 333-127352-35

                        Financial Asset Securities Corp.
             (Exact name of registrant as specified in its charter)


        600 Steamboat Road, Greenwich, Connecticut 06830, (203) 625-2700 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Newcastle Mortgage Securities Trust 2006-1
                                    Class A-1
                                    Class A-2
                                    Class A-3
                                    Class A-4
                                    Class M-1
                                    Class M-2
                                    Class M-3
                                    Class M-4
                                    Class M-5
                                    Class M-6
                                    Class M-7
                                    Class M-8
                                    Class M-9
                                    Class M-10
                                    Class M-11
             (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  [ ]                Rule 12h-3(b)(1)(i)  [ ]
        Rule 12g-4(a)(1)(ii) [ ]                Rule 12h-3(b)(1)(ii) [ ]
        Rule 12g-4(a)(2)(i)  [ ]                Rule 12h-3(b)(2)(i)  [ ]
        Rule 12g-4(a)(2)(ii) [ ]                Rule 12h-3(b)(2)(ii) [ ]
                                                Rule 15d-6           [X]

     Approximate number of holders of record as of the certification or notice date:
        A-1        26
        A-2         2
        A-3         2
        A-4         2
        M-1         4
        M-2         4
        M-3         4
        M-4         6
        M-5         3
        M-6         4
        M-7         3
        M-8         5
        M-9         1
        M-10        1
        M-11        1

     Pursuant to the requirements of the Securities Exchange Act of 1934 Newcastle Mortgage Securities Trust 2006-1 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 16, 2007         By:    The Bank of New York, as Indenture Trustee
                                      for:
                                      Newcastle Mortgage Securities Trust 2006-1

                               By:    /s/ Steve M. Husbands
                                      ------------------------------------------
                               Name:  Steve M. Husbands
                               Title: Assistant Vice President